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                                  Exhibit 99.2





























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IOMEGA                                                     February 5, 1996


         LETTER FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

         Dear Fellow Shareholders:

         On February 1, we announced that we were placing our planned stock offering on hold. This was a decision made after extensive discussions with our investment bankers. As a result of this abrupt change in plans, I feel that we need to keep you informed of the basis for our decision and our future course of action. With that in mind, we have attached a copy of our press release regarding placing the offering on hold and the following list of questions and answers to address the confusion and misinformation in the market place regarding the offering:

         WAS THE OFFERING PLACED ON HOLD BECAUSE OF ACCOUNTING IRREGULARITIES AT THE COMPANY?

         No. The Company's audited financial statements for the year ended December 31, 1995 have been filed with the SEC and are publicly available. The Company's 1995 financial statements do not reflect any changes in accounting policy from the prior year.

         WHY DID YOU PLACE THE OFFERING ON HOLD?

         As mentioned in the news release, there was too much confusion in the marketplace, including significant misinformation. Several misleading articles and confusing and conflicting rumors were making it difficult for us to effectively communicate with potential investors. In addition, there continue to be uncertainties affecting the Company's ability to satisfy demand, including, for example, the ongoing component shortages confronting the Company. After discussions with our investment bankers, we concluded that it was not in the best interest of our shareholders to proceed with the offering at this time. The road show is intended to be an opportunity for us to present and sell the Company to potential investors. Our investment bankers believed that instead of focusing on the business of the Company, we would find ourselves responding to rumors and misinformation.

         WILL YOU PROCEED WITH THE OFFERING, AND, IF SO, WHEN?

         Since we are reviewing all options available to us, we cannot be that specific at this time. However, we are continuing to review all forms of financing to allow us to continue our growth. While the withdrawal of the offering was a setback, we are working on obtaining financing to meet our short- and long-term capital needs. Our investment and commercial bankers are actively involved in helping us formulate our short- and long-term financing strategy.

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    IOMEGA CORPORATION 1821 West Iomega Way  Roy, Utah 84067 TEL 801-778-1000
                                                             FAX 801-778-3190

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         WHAT DO YOU MEAN BY CONFUSION AND MISINFORMATION?

         There have been many rumors and incorrect stories about the Company published in the newspapers and on-line services. For example, several recently published articles contained incorrect information about alleged changes in the Company's policy of reserving against receivables. Our 1995 results have been audited by Arthur Andersen and have received an unqualified opinion. Had we changed accounting methods, we would have been obligated to disclose this. The assertion that our bad debt reserve had been reduced from $3.5 million at the end of the third quarter to $1.9 million at the end of the fourth quarter was untrue, starting with the fact that our third quarter bad debt reserve was only $1.5 million, not the rumored $3.5. Our methodology for calculating bad debt reserve was the same in the fourth quarter as it was in the third.

         There have been additional rumors regarding our inventory reserve and level of inventory. We believe that our obsolescence reserve is properly stated. In fact, we increased our reserves against inventories by a significant amount in the fourth quarter. Inventories are high because, as we rapidly grow sales, we frequently find ourselves with having an imbalance in our inventories. An imbalance means that we may have all but one (or a few) of the components to build a drive. But, because of the missing components(s), we cannot build the drive. Since the manufacturing cycle time is very short, it does not pay to start the build. This imbalance obviously results in a high level of component inventory. The reason for the low level of finished goods inventory is that the sell through of our products has been very good which results in low finished goods. In fact, we still are unable to build enough Zip drives to satisfy current demand.

         IS THE COMPANY RUNNING OUT OF MONEY?

         The Company will require additional financing during the first half of 1996 in order to fund its growth plans. We are continuing to review all financing alternatives to allow us to continue our growth. This includes the possibility of proceeding with the public offering at some point in the future. Our investment bankers continue to be involved in formulating our financing strategy.

         Sincerely,


         Kim B. Edwards
         PRESIDENT AND CHIEF EXECUTIVE OFFICER


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